Exhibit 5

Steven L. Hill
Richard F. Mosier
Mark H. Davidson
David C. Devendorf
Dennis O. Clyne
Susan L. Kreis
Marty J. Haddad
John D. Adair
     ———
Ann B. Beck

Frank O. Staiger
     Of Counsel

THURSDAY January Twenty-Seventh Two Thousand Five

Citizens First Bancorp, Inc.
525 Water Street
Port Huron, Michigan 48060

     We have represented Citizens First Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 450,000 shares of the Company’s Common Stock, par value $.01 per share (the “Common Shares”), to be issued pursuant to the Citizens First Bancorp, Inc. Management Restricted Stock Purchase Plan (as amended and restated effective March 27, 2003) (the “Plan”).

     Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the Common Shares to be offered by the Company under the Plan pursuant to the Registration Statement,(1) have been duly authorized, and (2) when issued by the Company in accordance with the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opnion as an exhibit to the Registration Statement, hi giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

HILL DEVENDORF, P.C.

David C. Devendorf

DCD:jcf

Maccabee Building * 901 Huron Avenue * Port Huron, MI 48060-3706
810 985-8171 * Fax 810 985-8380